EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS

EL PASO ELECTRIC COMPANY:

We consent to the incorporation by reference in this registration statement on Form S-8 of El Paso Electric Company of our audit reports dated February 27, 2007, with respect to the consolidated balance sheets of El Paso Electric Company and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive operations, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on the Form 10-K of El Paso Electric Company. Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for asset retirement obligations in 2005 and changes in the Company’s methods of accounting for defined benefit pension and other postretirement plans and share-based payments in 2006.

/s/ KPMG LLP

Houston, Texas

May 2, 2007